CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the use of our report dated November 24, 1999, with respect to the financial statements of R.C. Dudek Division of R.C. Dudek & Company, Inc., included in the Current Report on Form 8-K/A of Penn Engineering & Manufacturing Corp.

We also consent to the incorporation by reference of our report dated November 24, 1999 with respect to the financial statements of R.C. Dudek Division of R.C. Dudek & Company, Inc. included in this Current Report on Form 8-K/A, for the year ended September 30, 1999, in the following registration statements:

     Penn Engineering & Manufacturing Corp. 1996 Equity Incentive Plan Form S-8 Registration Statement (No. 333-20101); and

     Penn Engineering & Manufacturing Corp. 1996 Employee Stock Purchase Plan Form S-8 Registration Statement (No. 333-13073)


                                                           /s/ Ernst & Young LLP


Woodland Hills, California
December 10, 1999